GENTHERM

Technology to the next degreeN

GENTHERM

Amended August 31, 2023 Vishnu Sundaram

Dear Vishnu:

I am very pleased to confirm our job offer to you for the position of Senior Vice President, Chief Technology Officer. In this position, you will be a part of Gentherm's executive committee and report directly to Phil Eyler with a start date of September 5th. Your starting semi-monthly base salary will be $19,583.33 (annually

$470,000). As a salaried exempt associate, you will be paid semi-monthly according to the Company's regular payroll procedures.

Additionally, you will be eligible for Gentherm's North America annual bonus program targeted at 70% of your salary. Bonus is assessed by individual goals and company performance, subject to approval by the Compensation Committee of the Gentherm Board of Directors. Bonus is paid annually, if earned, after a review of each 12-month objectives.

Equity: Subject to approval by the Compensation Committee of the Board of Directors, you will receive an equity compensation grant commensurate with your position. Typically, equity grants are awarded by the Compensation Committee in approximately March each year.

Car Allowance: $1000/monthly car allowance, paid in two equal distributions in your semi-monthly pay (annually $12,000)

Sign-on Bonus: You will be entitled to receive a sign-on and retention bonus totaling $375,000 (subject to taxes), to be paid with your first paycheck.

This bonus must be repaid on a prorated basis if you voluntarily terminate your employment prior to the third anniversary of your hire date. The amount to be repaid will be prorated based on the date of payment and number of days between your termination date and your third anniversary date. You authorize the company to deduct all or part of this amount from other payments, including your base salary, which are owed to you, and/or agree to repay the full amount to the company within 45 days of your termination date.

Sign-on Bonus after Year One: You will be entitled to receive a sign-on and retention bonus totaling

$200,000 (subject to taxes), to be paid on your one-year anniversary.

This bonus must be repaid on a prorated basis if you voluntarily terminate your employment prior to the third anniversary of your hire date. The amount to be repaid will be prorated based on the date of payment and number of days between your termination date and your third anniversary date. You authorize the company to deduct all or part of this amount from other payments, including your base salary, which are owed to you, and/or agree to repay the full amount to the company within 45 days of your termination date.

Sign-on Bonus after Year Two: You will be entitled to receive a sign-on and retention bonus totaling

$100,000 (subject to taxes), to be paid on your two-year anniversary.

This bonus must be repaid on a prorated basis if you voluntarily terminate your employment prior to the third anniversary of your hire date. The amount to be repaid will be prorated based on the date of payment and number of days between your termination date and your third anniversary date. You authorize the company to deduct all or part of this amount from other payments, including your base salary, which are owed to you, and/or agree to repay the full amount to the company within 45 days of your termination date.

Make-whole Bonus: You will be entitled to receive a "make whole" bonus of $344,067 net pay ($474,248 gross pay), to be paid with your first paycheck. This bonus must be repaid on a prorated basis if you

GENTHERM

Technology to the next degreeN

voluntarily terminate your employment prior to the third anniversary of your hire date. The amount to be repaid will be prorated based on the date of payment and number of days between your termination date and your third anniversary date. You authorize the company to deduct all or part of this amount from other payments, including your base salary, which are owed to you, and/or agree to repay the full amount to the company within 45 days of your termination date.

Sign-On Grant: Shortly after your start date, you will receive an equity award having a grant date value of

$760,000 (the "Sign-On Equity Grant"). This is a time-based grant that vests in three (3) equal installments over 3 years on the anniversary date of the grant.

Paid Time Off: You are eligible to add 6.67 hours per semi-monthly pay cycle, which is equivalent to 4 weeks of vacation per year. For your first year, you are eligible for 73.37 hours. Additionally, you are eligible for 5 paid sick days a year. For your first year, you are eligible for 4 sick days. Please refer to the enclosed benefit guide for details.

The following benefits become effective on your hire date and are detailed in the enclosed Employee Benefit Guide:

Medical	Dental
Vision	Life & Accident Insurance
Disability Insurance	Retirement Planning

Please note that this offer is contingent upon the following:

•
Satisfactory completion of the drug screen and background verification. All these tests must have a satisfactory result to pass the pre-employment process. If any of the above return to us with an unacceptable result, we will rescind our offer of employment. The pre-employment drug test must be taken within five (5) business days of receiving the drug screen instructions. The necessary paperwork will be sent to you for you to bring with you to the lab.

•
Satisfactory completion of 1-9 Employment Eligibility/Verification within your first three (3) days of employment by providing the documentation required by law to verify your present eligibility to work in the United States. Please see the enclosed Form 1-9 instructions so that you can bring the correct documents with you. Under federal law, we are not permitted to allow you to work unless and until the documentation required by the 1-9 Employment Eligibility/Verification is supplied to us. This offer does not constitute an offer to sponsor you for a visa or for permanent residency.

•
Signing the various Company documents which will be sent to you during your onboarding process.

GENTHERM

Technology to the next degreeN

Vishnu, we are looking forward to having you at Gentherm and welcome you to the team! Please feel free to contact me with any questions.

Sincerely,

/s/ Barbara Runyon

Barbara Runyon

SVP, Chief Human Resources Officer

Enclosures

To indicate your acceptance of this offer, please sign below and return the signed offer letter, by email to Barbara.runyon@gentherm.com.

Please be advised that this offer does not constitute or imply a contract of employment. Your signature indicates acknowledgement that if employed, your employment is to be "at will" which means that either the Company or you may terminate your employment at any time, with or without cause and/or notice.

/s/ Vishnu Gurusamy Sundaram

Signature Date